Exhibit 10.3

CHANGE OF CONTROL ADDENDUM TO THE
 EMPLOYMENT AGREEMENT
THIS CHANGE OF CONTROL ADDENDUM TO THE EMPLOYMENT AGREEMENT (the “Addendum”) is made and entered into as of the 1st day of November, 2017, by and between Medizone International, Inc., a Nevada corporation (the “Company”), and Stephanie L. Sorensen (“Executive” or “you”).
The Company and Executive entered into that certain Employment Agreement effective as of October 1, 2016, pursuant to which the Company has employed Executive as Chief Financial Officer of the Company (the “Agreement”). Except as otherwise provided in this Addendum, all capitalized terms used but not defined in this Addendum shall have the meanings given to them in the Agreement.
The Company and Executive (as evidenced by their execution hereof) desire to amend and supplement the Agreement as provided herein.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Addition of Change of Control Addendum. This Addendum is hereby incorporated into the Agreement and shall be attached to the Agreement as Exhibit A. Notwithstanding any other provision contained herein, if your employment is terminated for Good Reason or by the Company (other than on the account of your death or Disability or under circumstances that amount to “cause” (as such term is commonly understood)), in each case within 12 months following a Change of Control, you shall be entitled to receive, subject to your execution of a general release of known and unknown claims in a form satisfactory to the Company, severance payments (the “Severance Pay”) calculated as follows:
(i) If the Change of Control is one of the events specified in paragraphs (i), (ii) or (iii) of the definition of Change of Control and if the Company is valued at more than US$100 million in the transaction (or series of transactions) that results in the Change of Control, the Severance Pay shall be in an amount equal to three times the Executive’s annual Base Salary in effect on the date of the Change of Control.
(ii) If the Change of Control is one of the events specified in paragraphs (i), (ii) or (iii) of the definition of Change of Control and if the Company is valued at less than US$100 million, but more than US$75 million in the transaction (or series of transactions) that results in the Change of Control, the Severance Pay shall be in an amount equal to two times the Executive’s annual Base Salary in effect on the date of the Change of Control.
(iii) If the Change of Control is one of the events specified in paragraphs (i), (ii) or (iii) of the definition of Change of Control and if the Company is valued at less than US$75 million, but more than US$50 million in the transaction (or series of transactions) that results in the Change of Control, the Severance Pay shall be in an amount equal to one times the Executive’s annual Base Salary in effect on the date of the Change of Control.

(iv) If the Change of Control is the event specified in paragraph (iv) of the definition of Change of Control, the Severance Pay shall be in an amount equal to one times the Executive’s annual Base Salary in effect on the date of the Change of Control.
In addition to the Severance Pay, the Company shall provide group medical continuation coverage under the Company’s group medical plan for the Executive, her spouse and her eligible dependents for 18 months following the date of her termination of employment following the Change of Control; provided that you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, the Company’s COBRA obligations shall immediately cease to the extent you become eligible for substantially equivalent health insurance coverage from a subsequent employer.  In lieu of providing such coverage, the Company may pay to the Executive an amount equal to the cost of such group medical continuation coverage, which amount shall be calculated using the applicable COBRA premium rates in effect for the month in which the termination of employment following a Change of Control occurs.  Subject to the terms of the following paragraph, the Severance Pay and the cost of group medical continuation coverage (if the Company elects to pay the cost of such coverage to the Executive) will be paid to the Executive in a lump sum within 90 days after you return the executed release agreement.  The vesting and exercisability of each option and any other equity award granted to the Executive by the Company (or of any property received by the Executive in exchange for such options in a Change of Control) shall be automatically accelerated in full upon the termination of her employment following a Change of Control.
If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of Internal Revenue Code of 1986, as amended (the “Code”) at the time of your Separation From Service (as defined in Section 409A of the Code), then (i) the Severance Payments under the preceding paragraph, to the extent that they are subject to Section 409A of the Code, will be paid in a lump sum during the seventh month after your Separation From Service.
For purposes of this Addendum, “Change of Control” shall mean the occurrence of any of the following:
(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;
(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of the Company;
(iii) a majority of the members of the Board of Directors of the Company are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election; or
(iv) the complete liquidation of the Company or the sale or other disposition by the Company of all or substantially all of the Company’s assets.
For purposes of this Addendum, “Good Reason” shall mean any of the following events if effected by the Company without your consent within 12 months of the Change of Control:
(i) a change in your position with the Company which materially diminishes your duties, responsibilities, or authority;
(ii) a material diminution of your Base Salary;
(iii) any requirement that you relocate or any assignment of duties that would be materially adverse to the maintenance of the principal residence you had immediately prior to the Change of Control;
(iv) a material breach of this Agreement by the Company; or
(v) the Company’s failure to secure the written assumption of its material obligations under this Agreement from any successor to the Company.
2. Coordination with Certain Tax Rules.
(a) If the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any Excess Parachute Payments (as defined below) for the Executive.  For purposes of this Section 2, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”  Notwithstanding any other provision of this Agreement, if the Eliminated Amount for the Executive equals or exceeds the sum of:  (i) the Threshold Amount (as defined below), plus (ii) the Income Tax Payable on the Eliminated Amount (as defined below), plus (iii) the Excise Tax Payable on Excess Parachute Payments (as defined below), no portion of any Contingent Compensation Payments shall be eliminated for Executive.
(b) For purposes of this Section 2, the following terms shall have the following respective meanings:
“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
“Contingent Compensation Payments” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a

“disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G (b) (2) (A) (i) of the Code) on a Change in Ownership or Control of the Company.
“Excess Parachute Payments” shall mean “excess parachute payments” as defined in Section 280G(b)(1) of the Code before taking into account the Eliminated Amount, if otherwise applicable.
“Threshold Amount” shall mean $25,000.
“Income Tax Payable on the Eliminated Amount” shall mean the Eliminated Amount (determined without regard to whether any Contingent Compensation Payments are actually eliminated) multiplied by the highest combined marginal federal, state and local income tax rate in effect for the taxable year, taking into account the phase-out of itemized deductions and the federal Medicare tax.
“Excise Tax Payable on Excess Parachute Payments” shall mean the tax imposed by Section 4999(a) of the Code on Excess Parachute Payments.
(c) Within 30 days after the date on which the Executive first becomes entitled to receive (whether or not then due) payments or benefits relating to a Change in Ownership or Control, the Company, at its expense, shall engage a nationally recognized accounting firm, which may be the regular accounting firm of the Company (the “280G Firm”), to determine (i) which of such payments and benefits constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) the Eliminated Payments.
(d) Within 60 days after the date on which the Executive first becomes entitled to receive (whether or not then due) payments or benefits relating to such Change in Ownership or Control, the Company shall provide notice to the Executive with reasonable detail of (i) which payments and benefits constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) the Eliminated Payments.
(e) In the event of any underpayment or overpayment hereunder, as determined by the 280G Firm, the amount of such underpayment or overpayment shall within 30 days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
3. Incorporation.  The terms of the Agreement (as modified hereby) are hereby incorporated herein by this reference. Agreement Affirmed.  As modified hereby, the Agreement is hereby affirmed and deemed to continue in full force and effect. Counterparts.  This Addendum may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Addendum may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the party.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Change of Control Addendum to the Employment Agreement as of the date above written.

“COMPANY”

Medizone International, Inc.

By: /s/ David A. Dodd
Title: David A. Dodd, Chief Executive Officer

“EXECUTIVE”

/s/ Stephanie L. Sorensen
Stephanie L. Sorensen